LightPath Technologies Announces Fiscal 2015 Third Quarter Financial Results

100% Increase in Sequential Quarter Rate of Backlog Growth From the Second Quarter as Global Sales of Optical and Infrared Products Gain Traction; Gross Margin Reaches Highest Level in Over Four Years

ORLANDO, FL -- (Marketwired - May 07, 2015) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company" or "we"), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2015 third quarter ended March 31, 2015.

Third Quarter Fiscal 2015 Highlights:

  12-month backlog increased approximately 10% to $6.2 million at March 31, 2015 from December 31, 2014 and increased approximately 31% from March 31, 2014. Backlog in the second quarter increased 5% to $5.6 million at December 31, 2014 from September 30, 2014.
  Revenue for the third quarter of fiscal 2015 increased 6% to approximately $3.2 million compared to approximately $3.0 million for the third quarter of fiscal 2014.
  Revenues from sales of infrared products increased by more than 193% in the third quarter of fiscal 2015 compared to the third quarter of fiscal 2014.
  Gross margin was 50% in the third quarter of fiscal 2015 compared to 49% in the third quarter last year.
  For the third quarter of fiscal 2015, net income was approximately $90,000, or $0.01 per share, compared to net loss of $(133,000), or $(0.01) per share for the third quarter of fiscal 2014.
  EBITDA was $210,000 in the third quarter of fiscal 2015 compared to an EBITDA loss of ($1,000) in the third quarter last year.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "We had an excellent fiscal 2015 third quarter that reflects the actions taken in the first half of the year to accelerate sales and improve our operating efficiency. Momentum in bookings from the first half of the year has accelerated in the third quarter, which bodes well for revenue growth in future periods."

"Our order intake remained strong in the third quarter with solid bookings across major markets we serve: distribution & catalog, laser, industrial, instrumentation, telecommunications and defense. We booked $1 million in our specialty products segment and saw continued improvement in our infrared business. The China market remained weak, particularly for our high volume precision molded optics products, due to six years of declining economic growth in the country. Despite this regional trend, our global diversification strategies have resulted in revenue increasing 6% in the third quarter of fiscal 2015 as compared to the prior year period, with growth in shipments across all other business segments and major markets."

"Gross margin improved to 50% for the quarter reflecting the initiatives taken in the first half of the year and the strong revenue level. This marks the highest level of gross margin as a percentage of revenues in over four years. We expect further improvement in profitability as a result of the continued strength in bookings and the improvement in the manufacturing operations at the Zhenjiang facility as the workforce gains experience and the facility reaches its full planned production levels."

Mr. Gaynor continued, "We are pleased with the progress we are seeing in the growth of the infrared product line. Our shipment volumes have tripled, albeit from a small initial base. Sales growth for our infrared product line complements the increased interest in the marketplace for our molded products, which are viewed by our customers as reducing their product costs and enabling advancement of new and improved products they are bringing to market. Based on our streamlined and enhanced global marketing processes, customers are increasingly recognizing the advantages of our molded optics and proactively bringing us into their product development. We are benefiting from growth in both our precision molded optic product line and infrared product line and operational efficiencies to drive improved profitability."

Financial Results for Three Months Ended March 31, 2015

Revenue for the third quarter of fiscal 2015 totaled approximately $3.2 million, which was an increase of $193,000, or 6%, as compared to the same period of the prior fiscal year. The increase from the third quarter of the prior fiscal year is attributable to an increase in sales of specialty products and an increase in sales of infrared products.

The gross margin as a percentage of revenue in the third quarter of fiscal 2015 was 50%, compared to 49% in the third quarter of fiscal 2014. Total manufacturing costs of $1.6 million increased by approximately $58,000 in the third quarter of fiscal 2015 compared to the same period of the prior fiscal year. The slight increase in cost is a result of higher direct labor costs to support the growth in infrared lens production volume.

During the third quarter of fiscal 2015, total costs and expenses decreased by approximately $29,000 compared to the same period of the prior year. The decrease was due to a $30,000 decline for materials and a $71,000 reduction in costs for outside consultants, offset by a $74,000 increase in wages. Total operating income for the third quarter of fiscal 2015 was approximately $206,000, compared to approximately $43,000 for the same period in fiscal 2014.

In the third quarter of fiscal 2015, the Company recognized non-cash expense of approximately $106,000 related to the change in the fair value of warrant liability issued in connection with the June 2012 private placement. In the third quarter of fiscal 2014, the Company recognized non-cash expense of approximately $131,000 related to the change in the fair value of these warrants. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net income for the third quarter of fiscal 2015 was approximately $90,000 (including the $106,000 non-cash expense for the change in value of the warrant liability), or $0.01 per basic and diluted common share, compared with a net loss of $(133,000) (including the $131,000 non-cash expense for the change in value of the warrant liability), or $(0.01) per basic and diluted common share, for the same period in fiscal 2014. Weighted-average basic shares outstanding increased to 15,713,892 in the third quarter of fiscal 2015 compared to 14,292,976 in the third quarter of fiscal 2014 primarily due to the issuance of shares of common stock for the Company's private placement in January 2015 and the employee stock purchase plan.

Earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the third quarter of fiscal 2015 was approximately $210,000 compared to a loss of approximately ($1,000) in the third quarter of fiscal 2014. The difference in EBITDA between periods was principally caused by higher net income recognized in the three months ended March 31, 2015.

Financial Results for Nine Months Ended March 31, 2015

Revenue for the nine months of fiscal 2015 totaled approximately $9.2 million, an increase of $432,000, or 5%, as compared to the same period of the prior fiscal year. The increase from the first nine months of the prior fiscal year was attributable to an increase of 5% in sales of specialty products and a 170% increase in sales of infrared products.

The gross margin percentage in the first nine months of fiscal 2015 was 42%, compared to 46% in the first nine months of fiscal 2014. Total manufacturing costs of $5.3 million increased by approximately $608,000 in the first nine months of fiscal 2015 compared to the same period of the prior fiscal year given the higher revenue levels. The Company also incurred additional costs due to an increase in direct labor costs associated with the ramp-up of infrared production, the overlapping manufacturing workforces during the transition of production from the Shanghai facility to the Zhenjiang facility, and severance for terminated staff at Shanghai's facility as the Company shifted production to the Zhenjiang facility.

During the first nine months of fiscal 2015, total costs and expenses increased by approximately $327,000 compared to the same period of the prior year. The increase was primarily due to an increase of approximately $137,000 in professional services fees in support of strategic growth initiatives and $262,000 in wages, partially offset by an $82,000 decrease in stock compensation expense. Total operating loss for the first nine months of fiscal 2015 was approximately $(709,000) compared to an operating loss of approximately $(205,000) for the same period in fiscal 2014.

In the first nine months of fiscal 2015, the Company recognized non-cash income of approximately $375,000 related to the change in the fair value of warrant liability issued in connection with the June 2012 private placement. In the first nine months of fiscal 2014, the Company recognized non-cash expense of approximately $185,000 related to the change in the fair value of these warrants. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net loss for the first nine months of fiscal 2015 was approximately $(348,000) (including the $375,000 non-cash income for the change in value of the warrant liability), or $(0.02) per basic and diluted common share, compared with a net loss of $(416,000) (including the $185,000 non-cash expense for the change in value of the warrant liability), or $(0.03) per basic and diluted common share for the same period in fiscal 2014. Weighted-average basic shares outstanding increased to 14,537,727 in the first nine months of fiscal 2015 compared to 13,905,376 in the first nine months 2014 primarily due to the issuance of shares of common stock for the private placement in January 2015 and the employee stock purchase plan.

Adjusted EBITDA which takes into account the change in value of the warrant liability was approximately ($305,000) for the nine months ended March 31, 2015, compared to approximately $336,000 for the same period last year. The difference in Adjusted EBITDA between periods was principally caused by a lower net loss recognized in the nine months ended March 31, 2015, as well as lower depreciation, offset by higher expense related to the change in the fair value of our warrant liability with respect to the June 2012 Warrants during the nine months ended March 31, 2015.

Cash and cash equivalents totaled approximately $1.0 million as of March 31, 2015. The Company received gross proceeds of approximately $1.3 million from the sale of common stock to Pudong Science & Technology Investment (Cayman) Co. Ltd. in January 2015. The current ratio as of March 31, 2015 was 3.24 to 1 compared to 3.0 to 1 as of June 30, 2014. Total stockholders' equity as of March 31, 2015 was approximately $8.3 million, an increase from $7.3 million as of June 30, 2014.

As of March 31, 2015, the Company's 12-month backlog was $6.2 million, compared to $4.3 million as of June 30, 2014, an increase of approximately 44%, and $5.6 million at December 31, 2014, an increase of approximately 10%. Backlog for the second quarter increased 5% to $5.6 million at December 31, 2014 from September 30, 2014.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, May 7, at 4:30 p.m. ET to discuss the Company's financial and operational performance for the third quarter of fiscal 2015.

Date: Thursday, May 7, 2015
Time: 4:30 p.m. (ET)
Dial-in Number: 1-800-860-2442
International Dial-in Number: 1-412-858-4600
Webcast: http://services.choruscall.com/links/lpth150507.html

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:30 p.m. call. A transcript archive and webcast of the event will be available for viewing or download on the Company web site shortly after the call is concluded.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for our total costs and expenses. The Company uses gross margin in measuring the performance of its business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. The Company uses EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. The Company calculates EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

The Company calculates Adjusted EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, and the change in fair value of warrant liability, thus the term "Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "Adjusted EBITDA". Please refer to the EBITDA reconciliation provided in this press release.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                        LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                (Unaudited)
                                                 March 31,       June 30,
                    Assets                          2015           2014
                                               -------------  -------------
Current assets:
  Cash and cash equivalents                    $   1,060,111  $   1,197,080
  Trade accounts receivable, net of allowance
   of $4,309 and $5,801                            2,431,474      2,472,876
  Inventories, net                                 3,416,068      3,322,983
  Other receivables                                  234,438        199,976
  Prepaid expenses and other assets                  325,910        298,203
                                               -------------  -------------
    Total current assets                           7,468,001      7,491,118

  Property and equipment, net                      3,825,992      3,173,905
  Other assets                                        66,964         27,737
                                               -------------  -------------
      Total assets                             $  11,360,957  $  10,692,760
                                               =============  =============
     Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $   1,462,534  $   1,809,532
  Accrued liabilities                                 91,955        124,582
  Accrued payroll and benefits                       580,908        477,623
  Loan payable, current portion                            -         54,982
  Capital lease obligation, current portion          167,055          6,196
                                               -------------  -------------
    Total current liabilities                      2,302,452      2,472,915

Capital lease obligation, less current portion       352,505          6,270
Deferred rent                                         57,128         76,490
Warrant liability                                    356,123        731,431
Loan payable, less current portion                         -        109,963
                                               -------------  -------------
    Total liabilities                              3,068,208      3,397,069
                                               -------------  -------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                  -              -
  Common stock: Class A, $.01 par value,
   voting; 40,000,000 shares authorized;
   15,235,073 and 14,293,305
  shares issued and outstanding, respectively        152,351        142,933
  Additional paid-in capital                     213,149,515    211,812,134
  Accumulated other comprehensive income              49,986         51,681
  Accumulated deficit                           (205,059,103)  (204,711,057)
                                               -------------  -------------
    Total stockholders' equity                     8,292,749      7,295,691
                                               -------------  -------------
    Total liabilities and stockholders' equity $  11,360,957  $  10,692,760
                                               =============  =============

                        LIGHTPATH TECHNOLOGIES, INC.
       Consolidated Statements of Operations and Comprehensive Income
                                (Unaudited)

                            Three months ended         Nine months ended
                                 March 31,                 March 31,
                             2015         2014         2015         2014
                         -----------  -----------  -----------  -----------
Product sales, net       $ 3,198,754  $ 3,005,592  $ 9,155,021  $ 8,723,173
Cost of sales              1,597,725    1,539,278    5,306,169    4,697,785
                         -----------  -----------  -----------  -----------
    Gross margin           1,601,029    1,466,314    3,848,852    4,025,388
Operating expenses:
  Selling, general and
   administrative          1,145,623    1,098,997    3,614,916    3,330,006
  New product development    249,086      319,499      942,945      878,172
  Amortization of
   intangibles                     -        5,518            -       21,952
  Loss on disposal of
   property and equipment          -         (587)         218          511
                         -----------  -----------  -----------  -----------
    Total costs and
     expenses              1,394,709    1,423,427    4,558,079    4,230,641
                         -----------  -----------  -----------  -----------
    Operating income
     (loss)                  206,320       42,887     (709,227)    (205,253)
Other income (expense):
  Interest expense            (2,931)        (350)     (13,062)        (770)
  Interest expense - debt
   costs                           -      (12,645)     (13,270)     (22,692)
  Change in fair value of
   warrant liability        (105,518)    (130,698)     375,308     (184,663)
  Other expense, net          (8,080)     (32,516)      12,205       (2,322)
                         -----------  -----------  -----------  -----------
  Total other income
   (expense), net           (116,529)    (176,209)     361,181     (210,447)
                         -----------  -----------  -----------  -----------
    Net income (loss)    $    89,791  $  (133,322) $  (348,046) $  (415,700)
                         ===========  ===========  ===========  ===========
Income (loss) per common
 share (basic)           $      0.01  $     (0.01) $     (0.02) $     (0.03)
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation
 (basic)                  15,028,231   14,292,976   14,537,727   13,905,376
                         ===========  ===========  ===========  ===========
Income (loss) per common
 share (diluted)         $      0.01  $     (0.01) $     (0.02) $     (0.03)
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation    15,713,892   14,292,976   14,537,727   13,905,376
                         ===========  ===========  ===========  ===========
(diluted)
Foreign currency
 translation adjustment         (882)      (4,534)      (1,695)       9,261
                         -----------  -----------  -----------  -----------
    Comprehensive income
     (loss)              $    88,909  $  (137,856) $  (349,741) $  (406,439)
                         ===========  ===========  ===========  ===========

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Cash Flows
                                (Unaudited)

                                                     Nine months ended
                                                         March 31,
                                               ----------------------------
                                                    2015           2014
                                               -------------  -------------
Cash flows from operating activities
Net loss                                       $    (348,046) $    (415,700)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization                      392,088        544,067
  Interest from amortization of debt costs            13,270         10,047
  Loss on disposal of property and equipment             218            511
  Stock based compensation                           211,516        293,538
  Provision for doubtful accounts receivable         (13,784)        (5,765)
  Change in fair value of warrant liability         (375,308)       184,663
  Deferred rent                                      (19,362)      (122,360)
Changes in operating assets and liabilities:
  Trade accounts receivables                          55,186       (320,390)
  Other receivables                                  (34,462)       220,000
  Inventories                                        (93,085)      (730,899)
  Prepaid expenses and other assets                  (80,204)      (163,503)
  Accounts payable and accrued liabilities          (276,340)       380,165
  Deferred revenue                                         -         (1,966)
                                               -------------  -------------
    Net cash used in operating activities           (568,313)      (127,592)
Cash flows from investing activities
  Purchase of property and equipment                (520,733)    (1,362,374)
                                               -------------  -------------

Cash flows from financing activities
  Proceeds from sale of common stock, net of
   costs                                           1,122,054              -
  Proceeds from sale of common stock from
   employee stock purchase plan                       13,229          7,413
  Borrowings on loan payable                         512,409              -
  Proceeds from exercise of warrants, net of
   costs                                                   -      1,538,808
  Payments on loan payable                          (677,354)             -
  Payments on capital lease obligations              (16,566)        (6,161)
                                               -------------  -------------
    Net cash provided by financing activities        953,772      1,540,060
Effect of exchange rate on cash and cash
 equivalents                                          (1,695)         9,261
                                               -------------  -------------
Change in cash and cash equivalents                 (136,969)        59,355
Cash and cash equivalents, beginning of period     1,197,080      1,565,215
                                               -------------  -------------
Cash and cash equivalents, end of period       $   1,060,111  $   1,624,570
                                               =============  =============

Supplemental disclosure of cash flow
 information:
  Interest paid in cash                        $      13,062  $         769
  Income taxes paid                                    1,836          2,541
  Vesting of restricted stock units                        -          1,912
Supplemental disclosure of non-cash investing
 & financing activities
  Purchase of equipment through capital lease
   arrangements                                      523,660         12,972
  Reclassification of tooling costs to
   inventory                                               -        425,626
  Reclassification of warrant liability upon
   exercise                                                -        277,070

                        LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statement of Stockholders' Equity
                      Nine months ended March 31, 2015
                                 (Unaudited)

                                      Class A                 Additional
                                    Common Stock               Paid-in
                                       Shares      Amount      Capital
                                   ------------- ---------- -------------
Balances at June 30, 2014             14,293,305 $  142,933 $ 211,812,134

Issuance of common stock for:
  Employee Stock Purchase Plan            10,978        110        13,119
  Private placement of common
   stock                                 930,790      9,308     1,112,746
Stock based compensation on stock
 options & RSU                                 -          -       211,516
Foreign currency translation
 adjustment                                    -          -             -
Net loss                                       -          -             -
                                   ------------- ---------- -------------
Balances at March 31, 2015            15,235,073 $  152,351 $ 213,149,515
                                   ============= ========== =============

                                    Foreign
                                    Currency                      Total
                                  Translation   Accumulated   Stockholders'
                                   Adjustment     Deficit         Equity
                                  -----------  -------------  -------------
Balances at June 30, 2014         $    51,681  $(204,711,057)     7,295,691

Issuance of common stock for:
  Employee Stock Purchase Plan              -              -         13,229
  Private placement of common
   stock                                    -              -      1,122,054
Stock based compensation on stock
 options & RSU                              -              -        211,516
Foreign currency translation
 adjustment                            (1,695)             -         (1,695)
Net loss                                    -       (348,046)      (348,046)
                                  -----------  -------------  -------------
Balances at March 31, 2015        $    49,986  $(205,059,103) $   8,292,749
                                  ===========  =============  =============

                        LIGHTPATH TECHNOLOGIES, INC.
                                   EBITDA

                                   (Unaudited)             (Unaudited)
                               Three months ended       Nine months ended
                                    March 31,               March 31,
                                 2015       2014        2015        2014
                             ----------- ----------  ----------  ----------

Net income (loss)            $    89,791 $ (133,322) $ (348,046) $ (415,700)
Depreciation and amortization    116,866    119,577     392,088     544,067
Interest expense                   2,931     12,995      26,332      23,462
                             ----------- ----------  ----------  ----------
  EBITDA                     $   209,588 $     (750) $   70,374  $  151,829
Change in fair value of
 warrant liability               105,518    130,698    (375,308)    184,663
                             ----------- ----------  ----------  ----------
  Adjusted EBITDA            $   315,106 $  129,948  $ (304,934) $  336,492
                             =========== ==========  ==========  ==========

Contacts:
Jim Gaynor
President & CEO
LightPath Technologies, Inc.
Tel: 407-382-4003
jgaynor@lightpath.com
Web: www.lightpath.com

Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
dcipolla@lightpath.com
Web: www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
Tel:631-367-1866
jdarrow@darrowir.com
Web: www.darrowir.com